Exhibit 10.13

Document Reference Date: 2/20/ 2013

Tenant Code: flalI4

Property, Building and Suite I.D.:  fl2204, 2500 I / J
FIFTH AMENDMENT TO LEASE
EXTENDING LEASE TERM
It is hereby agreed by the undersigned that the Lease dated the 23rd day of September, 2005, as amended by that certain Fifth Amendment to Lease, dated as of January 11, 2013, (collectively, the “Lease”) by and between Fullerton Business Center, LLC., a Delaware limited liability company, “Lessor”, and Allied Med, Inc., an Oregon Corporation, “Lessee”, for the Premises commonly known as  2500 E. Fender Avenue, Suite “I” and “J”, consisting of approximately 3,520 rentable square feet, including the overhang, shall be extended for a period of one (1) year, commencing March 1, 2013, and ending February 28, 2014.

All other terms and conditions of said Lease are incorporated herein by reference and shall remain in full force and effect during the Lease term, except as follows:

1.           RENT: Lessee agrees to pay to Lessor in advance at such places as may be designated from time to time by Lessor, without deduction or offset, and Lessor agrees to accept as Rent for the Premises, together with such other assessments additions and pass throughs as are described in the Lease, Rent for the Extended Lease Term pursuant to the following schedule:
•	March 1, 2013 through February 28, 2014 = $2,288.00 Per Month

2.           F~~IXED-RENTAL INCREASES~~:
~~The-Base-Rent shall be increased annually by _______ Percent (    )% on the dates set forth below:~~
~~•~~	 ~~- $________ Per Month~~

3.           ESTIMATED COMMON AREA OPERATING EXPENSES: Lessee agrees to pay to Lessor, in advance, on a monthly basis for its pro-rata share for Estimated Common Area Operating Expenses, Currently, $211.20 per month. Amounts subject to increase based on cost to Lessor.

4.           SECURITY DEPOSIT INCREASE: Commencing March 1, 2013, the Security Deposit shall be adjusted to equal $7,758.00*, Lessee shall pay to Lessor the sum of $0.00 concurrent with the commencement of this Amendment representing the Increase in Security Deposit. Balance Due: $0.00.

5.           MONIES DUE UPON COMMENCEMENT:

Rent for March 1, 2013 through March 31, 2013	= $2,288.00
Monthly Common Area Operating Exp.	= $ 211.20
Security Deposit Increase	= $ n/a
Total Due Upon Commencement:	$2,499.20

6. There are no suite improvements nor rent concessions associated with this extension.

7. Lessee warrants and represents that there has been no change in ownership of Lessee's Business as described in the Lease Agreement since the original execution of said Lease document.

8. Lessee warrants and represents that there are no present and outstanding breaches of Lease by Lessor and that Lessee has no claims or offset of any kind or nature against Lessor,

EXCEPT AS HEREINABOVE AMENDED, the Lease Agreement shall remain unchanged and shall continue in full force and effect.

THIS OFFER AND ANY SUBSEQUENT OFFERS SHALL BE CONSIDERED BINDING ONLY WHEN DOCUMENTS ARE FULLY EXECUTED BY LESSOR AND LESSEE.

Dated this 20th day of February, 2013
Attachments: HazMat Certificate Form

LESSOR:	LESSEE:
FULLERTON BUSINESS CENTER, LLC	Allied Med, Inc.
a Delaware limited liability company, By The	An Individual
Ezralow Company, LLC, a Delaware limited
Liability company, dba Mid Valley Management,	By:_/s/ Jack Amin_____________
Its Managing Agent	Jack Amin
Its: President
By:_/s/ Terri Rhoades________	Date: 2/28/13
Terri Rhoades
Its: Authorized Agent	By:_/s/ Jack Amin______________
Date: 3/16/13	Jack Amin
Its: Secretary
Date: 2/28/13

FBC Renewal Allied 2500IJ.DOCX
Updated: 2/20/2013 2:56 PM		1114.Amexdrug.Fifth Amendment To Lease Extending Lease Term